Exhibit 99.1

Seneca Foods Reports Sales and Earnings for the Three Months Ended July 3, 2021

MARION, N.Y. August 11, 2021 -- Seneca Foods Corporation (NASDAQ: SENEA, SENEB) today announced financial results for the three months ended July 3, 2021.

Highlights (vs. year-ago, year-to-date results):

■

Net sales for the first quarter of fiscal 2022 totaled $235.0 million compared to $288.2 million for the prior quarter. The year-over-year decrease in sales resulted from a $24.2 million decrease due to the divesture of our prepared foods business, a $28.5 million decrease from a volume variance and a $0.5 million decrease from a pricing/mix variance.

■	Gross margin as a percentage of net sales is 14.3% in 2022 as compared to 16.9% in 2021.

“Overall, the first quarter of 2022 was as we expected.  A comparison to prior year is difficult as COVID-driven panic buying commenced last year.  However, for the first quarter of 2022 we achieved very respectable earnings per common share of $1.56.  With the exception of last year, this is our highest first quarter earnings per common share in many years.” said Paul Palmby, Chief Executive Officer of Seneca Foods.

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,600 American farms.  Seneca holds the largest share of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries.   Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips.  Seneca’s common stock is traded on the Nasdaq Global Select Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Non-GAAP Financial Measures—Operating Income Excluding LIFO and Plant Restructuring Impact, EBITDA and FIFO EBITDA

Operating income excluding LIFO and plant restructuring, EBITDA and FIFO EBITDA are non-GAAP financial measures. The Company believes these non-GAAP financial measures provide a basis for comparison to companies that do not use LIFO or have plant restructuring to enhance the understanding of the Company’s historical operating performance.  The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP. Set forth below is a reconciliation of reported Operating Income excluding LIFO and plant restructuring.

	Three Months Ended
	July 3, 2021	June 27, 2020
	(In thousands)

Operating income, as reported:	$17,727	$30,299

LIFO charge (credit)	2,837	(2,141)

Plant restructuring charge	66	263

Operating income, excluding LIFO and plant restructuring impact	$20,630	$28,421

Set forth below is a reconciliation of reported net earnings to EBITDA and FIFO EBITDA (earnings before interest, income taxes, depreciation, amortization, non-cash charges and credits related to the LIFO inventory valuation method). The Company does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

	Three Months Ended
EBITDA and FIFO EBITDA:	July 3, 2021	June 27, 2020
	(In thousands)

Net earnings	$14,136	$20,706
Income tax expense	4,469	6,335
Interest expense, net of interest income	1,342	1,651
Depreciation and amortization	8,581	7,881
Interest amortization	(60)	(69)
EBITDA	28,468	36,504
LIFO charge (credit)	2,837	(2,141)
FIFO EBITDA	$31,305	$34,363

Forward-Looking Information

The information contained in this release contains, or may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of the Company or its officers (including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions) with respect to various matters.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Investors are cautioned not to place undue reliance on such statements, which speak only as of the date the statements were made.  Among the factors that could cause actual results to differ materially are:

●	general economic and business conditions;
●	cost and availability of commodities and other raw materials such as vegetables, steel and packaging materials;
●	transportation costs;
●	climate and weather affecting growing conditions and crop yields;
●	availability of financing;
●	leverage and the Company’s ability to service and reduce its debt;
●	potential impact of COVID-19 related issues at our facilities;
●	foreign currency exchange and interest rate fluctuations;
●	effectiveness of the Company’s marketing and trade promotion programs;
●	changing consumer preferences;
●	competition;
●	product liability claims;
●	the loss of significant customers or a substantial reduction in orders from these customers;
●	changes in, or the failure or inability to comply with, United States, foreign and local governmental regulations, including environmental and health and safety regulations; and
●	other risks detailed from time to time in the reports filed by the Company with the SEC.

Except for ongoing obligations to disclose material information as required by the federal securities laws, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of the filing of this report or to reflect the occurrence of unanticipated events.

Contact:

Timothy J. Benjamin, Chief Financial Officer

315-926-8100

Seneca Foods Corporation
Unaudited Selected Financial Data

For the Periods Ended July 3, 2021 and June 27, 2020
(In thousands of dollars, except share data)

	Three Months Ended
	July 3, 2021	June 27, 2020

Net sales	$235,042	$288,165

Plant restructuring expense (note 2)	$66	$263

Other operating income, net (note 3)	$1,444	$145

Operating income (note 1)	$17,727	$30,299
Loss from equity investment	156	676
Other (income) loss	(2,376)	931
Interest expense, net	1,342	1,651
Earnings before income taxes	$18,605	$27,041

Income tax expense	4,469	6,335

Net earnings	$14,136	$20,706

Basic earnings per common share	$1.56	$2.26
Diluted earnings per common share	$1.55	$2.24

Note 1: The effect of  the LIFO inventory valuation method on first quarter pre-tax results decreased operating earnings by $2,837,000 for the three month period ended July 3, 2021 and increased operating earnings by $2,141,000 for the three month period ended June 27, 2020.

Note 2: The three month period ended July 3, 2021 included a restructuring charge of $66,000 mostly related to health cost from a closed plant. The three month period ended June 27, 2020 included a restructuring charge of $263,000 related to closing plants in the Northwest of which $219,000 was related to severance and $44,000 was for lease impairments.

Note 3: During the three months ended July 3, 2021, the Company recorded a gain from the sale of an aircraft of $1,194,000, a gain from debt forgiveness of $500,000 on an economic development loan and a charge of $276,000 for a supplemental early retirement plan. During the the three months ended June 27, 2020 the Company recorded a gain on the sale of unused fixed assets of $534,000. The Company also recorded a loss of $389,000 on the disposal of equipment from a sold Northwest plant.

Note 4: The Company uses the "two-class" method for basic earnings per share by dividing the earnings attributable to common shareholders by the weighted average of common shares outstanding during the period.